Exhibit 99.1

3600 Las Vegas Blvd. South	3950 Las Vegas Blvd. South
Las Vegas, NV 89109	Las Vegas, NV 89119
Tel: (702) 693-7120	Tel: (702) 632-6700

www.mgmmirage.com

www.mandalayresortgroup.com

MGM MIRAGE AND MANDALAY RESORT GROUP ANNOUNCE AGREEMENT FOR
THE SALE OF MANDALAY’S INTEREST IN THE MOTORCITY CASINO

Las Vegas, Nevada, March 23, 2005 — MGM MIRAGE (NYSE: MGG) and Mandalay Resort Group (NYSE: MBG) today jointly announced that they have entered into a definitive agreement with an affiliate of Marian Ilitch to sell Mandalay’s indirect 53.53% interest in the MotorCity Casino to Mrs. Ilitch’s affiliate.  Mrs. Ilitch, through affiliates, currently owns a 25% interest in the casino.  The MotorCity Casino is located in Detroit, Michigan, where a subsidiary of MGM MIRAGE owns and operates the MGM Grand Detroit casino.

The transaction provides for a purchase price of $525 million in cash and contemplates an additional payment to take into account excess cash at closing.  The transaction was entered into in light of applicable Michigan law which precludes MGM MIRAGE from owning or operating more than one casino in Detroit.  The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired, but the transaction is subject to customary closing conditions contained in the definitive agreement and Michigan regulatory review and approval.  The transaction will be completed immediately prior to and subject to the closing of MGM MIRAGE’s merger with Mandalay which is expected to occur in the second quarter.

About MGM MIRAGE

MGM MIRAGE (NYSE: MGG), headquartered in Las Vegas, Nevada, is one of the world’s leading and most respected hotel and gaming companies.  The Company owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in three other casino resorts in Nevada, New Jersey and the United Kingdom.  For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

About Mandalay Resort Group

Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus — Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson. The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi. The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas. In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and MGM MIRAGE’s anticipated acquisition of Mandalay Resort Group.  These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.  The pertinent risk factors for each company can be found in its Form 10-K on file with the SEC.

Contacts:	For MGM MIRAGE	For Mandalay Resort Group
Investors:	Jim Murren	Glenn Schaeffer
	President, CFO and Treasurer	President and CFO
	702-693-8877	702-632-6710

Media:	Alan Feldman	Joele Frank
	Senior Vice President, Public Affairs	Joele Frank, Wilkinson, Brimmer, Katcher
	702-891-7147	212-355-4449

George Sard/Stephanie Pillersdorf
Citigate Sard Verbinnen
212-687-8080